                                                                EXHIBIT 10(e)

                                  $100,000,000

                                CREDIT AGREEMENT

                                      AMONG

                       FOLKSAMERICA HOLDING COMPANY, INC.,
                                  AS BORROWER,

                            THE LENDERS NAMED HEREIN,
                                   AS LENDERS,

                       THE FIRST NATIONAL BANK OF CHICAGO,
                                    AS AGENT,

                              FLEET NATIONAL BANK,
                             AS DOCUMENTATION AGENT,

                           FIRST UNION NATIONAL BANK,
                             AS DOCUMENTATION AGENT,

                                       AND

                                DEUTSCHE BANK AG,
                                  AS CO-AGENT,

                                   DATED AS OF
                                FEBRUARY 24, 1999

                          LEAD ARRANGER AND BOOK RUNNER

                       FIRST CHICAGO CAPITAL MARKETS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I......................................................................8
ARTICLE II....................................................................25
ARTICLE III...................................................................36
ARTICLE IV....................................................................42
ARTICLE V.....................................................................45
ARTICLE VI....................................................................51
ARTICLE VII...................................................................63
ARTICLE VIII..................................................................65
ARTICLE IX....................................................................67
ARTICLE X.....................................................................70
ARTICLE XI....................................................................74
ARTICLE XII...................................................................75
ARTICLE XIII..................................................................78
ARTICLE XIV...................................................................78
ARTICLE XV....................................................................78

                                    EXHIBITS


Exhibit A (Article I)       - Form of Note
Exhibit B (Section 4.2)     - Form of Compliance Certificate
Exhibit C (Section 12.3.1)  - Form of Assignment Agreement
Exhibit D (Section 4.1(xi)) - Form of Written Money Transfer Instructions

                                    SCHEDULES


Dividend Schedule
Pricing Schedule
Schedule 1.1      - Senior Management/Continuing Directors
Schedule 5.3      - Approvals and Consents
Schedule 5.8      - Material Contingent Obligations
Schedule 5.9      - Capitalization and Subsidiaries
Schedule 5.10     - ERISA
Schedule 5.15     - Indebtedness
Schedule 5.16     - Insurance Licenses
Schedule 5.17     - Reinsurance
Schedule 5.18     - Dividend Restrictions
Schedule 5.21     - Material Restrictions
Schedule 6.14     - Investment Commitments
Schedule 6.16     - Liens

                                CREDIT AGREEMENT

     This Credit Agreement, dated as of February 24, 1999, is among Folksamerica Holding Company, Inc., a New York corporation, the Lenders and The First National Bank of Chicago, as Agent.

                                R E C I T A L S:

     A. The Borrower is party to a certain $70,000,000 credit agreement between the Borrower and Swedbank (Sparbanken Sverige AB (publ)), New York Branch, dated as of November 12, 1991, as amended (the "Existing Credit Agreement");

     B. The Borrower is party to a certain Purchase Agreement (as hereinafter defined), pursuant to which the Borrower has agreed to redeem $30,000,000 of its capital stock from Fund American Enterprises, Inc., a Delaware corporation ("FAE");

     C. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $100,000,000, the proceeds of which the Borrower will use (a) in part to repay approximately $56,114,729 due under the Existing Credit Agreement, (b) in part to finance the cash payment to be made pursuant to the Purchase Agreement and (c) for the general corporate needs of the Borrower and its Subsidiaries; and

     D. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

     "Account" is defined in the definition of Defeased.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase or swap of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership or membership interests of any limited liability company.

     "Advance" means a borrowing hereunder, made by the Lenders on the same Borrowing Date, consisting of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means The First National Bank of Chicago in its capacity for administrative purposes as contractual representative of the Lenders pursuant to ARTICLE X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to ARTICLE X.

     "Aggregate Available Commitment" means, at any time, (a) the Aggregate Commitment at such time LESS (b) the outstanding Facility Letter of Credit Obligations at such time.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment is $100,000,000.

     "Agreement" means this credit agreement, as it may be amended, modified or restated and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements referred to in SECTION 5.5; PROVIDED, HOWEVER, that if any changes in accounting principles from those in effect on the date of this Agreement are adopted which result in a material change in the method of calculation of any of the financial covenants, standards or terms in this Agreement, the parties agree to enter into negotiations to determine whether such provisions require amendment and, if so, the terms of such amendment so as to equitably reflect such changes. Until a resolution thereof is reached, all calculations made for the purposes of determining compliance with the terms of this Agreement shall be made by application of generally accepted accounting principles in effect on the date of this Agreement applied, to the extent applicable, on a basis consistent with that used in the preparation of the Financial Statements furnished to the Lenders pursuant to SECTION 5.5 hereof.

     "Allowable Seller Paper" means Subordinated Indebtedness of the Borrower, in an amount described in the Borrower's audited consolidated financial statements, issued to a seller in connection with an Acquisition or Investment permitted by SECTION 6.14(a)(v) and on terms and conditions satisfactory to the Required Lenders, including (a) terms of subordination,
(b)
default provisions, (c) limitation on amortization of principal and payment of fees and cash interest until one year after the Loans have been paid in full and the Commitments hereunder terminated, (d) interest rates and (e) covenants; PROVIDED that if such Indebtedness has been Defeased, the condition set forth in CLAUSE (c) above shall not be applicable.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day PLUS 1/2% per annum.

     "Annual Statement" means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing annual statutory financial statements and shall contain the type of information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Arranger" means First Chicago Capital Markets, Inc., a Delaware corporation, and its successors.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the chief executive officer, president, chief financial officer, treasurer or controller of the Borrower, acting singly.

     "Borrower" means Folksamerica Holding Company, Inc., a New York corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made or a Facility Letter of Credit is issued hereunder.

     "Borrowing Notice" is defined in SECTION 2.8.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Equivalents" means Investments maturing within one (1) year from the date of investment (in the case of Investments referenced in CLAUSES (a) through (e)) in (a) certificates of deposit, Eurodollar time deposits and other interest bearing deposits or accounts with United States commercial banks having a combined capital and surplus of at least $500,000,000 and rated C or better by Keefe Bruyette and Associates or with any Lender, (b) certificates of deposit, other interest bearing accounts or deposits and demand deposits with other United States commercial banks, which deposits and accounts are in amounts fully insured by the Federal Deposit Insurance Corporation, (c) obligations issued or unconditionally guaranteed by the United States government or issued by an agency thereof and backed by the full faith and credit of the United States, (d) direct obligations issued by any state of the United States or any political subdivision thereof which have the highest rating obtainable from S&P on the date of investment, (e) commercial paper rated A-1 or better by S&P and P-1 or better by Moody's, (f) shares in an open-end management investment company with U.S. dollar denominated investments in fixed income obligations, including repurchase agreements, fixed time deposits and other obligations, with a credit quality comparable to any of the Investments described in CLAUSES (a) through (e) above and a dollar weighted average maturity of not more than one (1) year, and for the calculation of this dollar weighted average maturity, certain instruments which have a variable rate of interest readjusted no less frequently than annually are deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate and (g) money market mutual funds identified by the valuation office of the NAIC as requiring no investment reserve.

     "Cash Flow" means an amount equal to the maximum amount of dividends available to be paid to the Borrower without approval of any Governmental Authority by each present and future Wholly-Owned Subsidiary of the Borrower that is a First-Tier Significant Insurance Subsidiary of the Borrower pursuant to applicable insurance statutes, rules and regulations of the applicable Governmental Authority during the succeeding four (4) Fiscal Quarters.

     "Change" is defined in SECTION 3.2.

     "Change in Control" means (a) Fund (or a successor to Fund satisfactory to the Required Lenders) shall cease to own directly or indirectly at least 51% of the fully diluted common equity of the Borrower, or (b) during any period of twelve (12) consecutive calendar months, commencing on the date of the Agreement, the ceasing of those individuals (the "CONTINUING DIRECTORS") who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower to constitute a majority of the board of directors of the Borrower; or (c) during any period of twelve (12) consecutive calendar months, commencing on the date of this Agreement, the ceasing of individuals who hold an office possessing the title Senior Vice President or such title that ranks senior to a Senior Vice President (collectively, "Senior Management") of the Borrower or Folksamerica Reinsurance Company on the first day of each such period to constitute a majority of the combined Senior Management of the Borrower and Folksamerica Reinsurance Company. Senior Management and the Continuing Directors on the date of this Agreement are listed on SCHEDULE 1.1, hereto, such SCHEDULE 1.1 to be updated by the Borrower and delivered to the Agent within three (3) Business Days of any change in Senior Management or the Continuing Directors.

     "Co-Agent" means Deutsche Bank AG, in its capacity as Co-Agent for the Lenders pursuant to ARTICLE X, and not in its individual capacity as a Lender.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial Letter of Credit" means a trade or commercial Facility Letter of Credit issued by the Issuer pursuant to SECTION 2.19 hereof.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to SECTION 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for a Person and its Subsidiaries in accordance with Agreement Accounting Principles.

     "Consolidated Person" means, for the taxable year of reference, each Person which is a member of the affiliated group of the Borrower if Consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, but excluding Contingent Obligations in respect of insurance policies and insurance contracts issued in the ordinary course of business.

     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in SECTION 2.9.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Default" means an event described in ARTICLE VII.

     "Defeased" means, with respect to any Indebtedness of the Borrower, that such Indebtedness is subject to an arrangement which is in all respects (including, without limitation, the related documentation and the amount and maturity of Cash Equivalents involved) satisfactory to the Required Lenders whereby an amount of Cash Equivalents described in CLAUSE (c) of the definition thereof (but regardless of maturity thereof) sufficient to repay such Indebtedness and related interest is deposited in an account (the "Account") with First Chicago which is pledged to the Agent to secure the Obligations pursuant to documentation reasonably satisfactory to the Agent, which documentation shall irrevocably direct the Agent (a) to apply amounts from the Account to pay principal and interest on such Indebtedness as it comes due, (b) to release such funds or a portion thereof to the Borrower upon the direction of the Borrower and subject to the Agent's determination that the Borrower's audited consolidated financial statements evidence a reduction in the amount of such Indebtedness equal to or greater than such funds so released or (c) to apply amounts from the Account to repay Advances and reduce the Aggregate Commitment by the amount of such repayment pursuant to SECTION 2.5.4 upon the earlier of (i) direction of the Borrower or (ii) the acceleration of the Obligations. "Defeasing" and "Defease" shall have correlative meanings.

     "Dividend Schedule" means the Schedule attached hereto identified as such.

     "Documentation Agent" means each of Fleet National Bank and First Union National Bank, each in its capacity as a Documentation Agent for the Lenders pursuant to ARTICLE X, and not in its capacity as Lender.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment,
(ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which, except as otherwise provided in SECTION 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period.

     "Eurodollar Loan" means a Loan which, except as otherwise provided in
SECTION 2.11, bears interest at the applicable Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one MINUS the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, PLUS (b) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

     "Existing Credit Agreement" is defined in the recitals to this Agreement.

     "Facility Letter of Credit" means a Letter of Credit issued pursuant to
SECTION 2.19.

     "Facility Letter of Credit Obligations" means as at the time of determination thereof, the sum of (i) the Reimbursement Obligations then outstanding and (ii) the aggregate then undrawn face amount of the then outstanding Facility Letters of Credit.

                                     -14

     "Facility Letter of Credit Sublimit" means an aggregate amount of $22,500,000.

     "Facility Termination Date" means February 23, 2005 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "FAE" is defined in the recitals to this Agreement.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Statements" is defined in SECTION 5.5.

     "First-Tier Significant Insurance Subsidiary" means any Significant Insurance Subsidiary that is either (a) a direct Wholly-Owned Subsidiary of the Borrower or (b) a Wholly-Owned Subsidiary of a Subsidiary of the Borrower and there exists no Insurance Subsidiary in the chain of ownership between the Borrower and such Significant Insurance Subsidiary.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fiscal Quarter" means one of the four three-month accounting periods comprising a Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period ending December 31 of each year.

     "Fixed Charges Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio of (a) Cash Flow to (b) Fixed Charges.

     "Fixed Charges" means, with respect to the Borrower, as of the end of any Fiscal Quarter, the sum, without duplication and after giving effect to consolidation, of (a) the sum of all interest expense on outstanding Indebtedness (excluding the Loans hereunder) for the period of four Fiscal Quarters immediately preceding the date of determination (except that for each Fiscal Quarter prior to the first anniversary of the date of this Agreement, interest expense shall be annualized with respect to such period) paid by the Borrower and its Subsidiaries, PLUS (b) the sum of all interest expense payable under the Loans for the period of four Fiscal Quarters immediately following the date of determination, assuming the Loans equal the Aggregate Commitment as of the date of determination (adjusted for any scheduled mandatory reductions during such period pursuant to SECTION 2.5.3(a)) during the succeeding four Fiscal Quarter period and that the applicable interest rate in effect as of the date of determination would remain

                                     -15
constant during the succeeding four Fiscal Quarter period, PLUS (c) Indebtedness (excluding the Loans hereunder) payable pursuant to the scheduled amortization of such Indebtedness by the Borrower and its Subsidiaries for the period of four Fiscal Quarters immediately following the date of determination, PLUS (d) Loans payable pursuant to the second sentence of SECTION 2.2(a) as a result of reductions in the Aggregate Commitment occurring pursuant to SECTION 2.5.3(a) for the period of four Fiscal Quarters immediately following the date of determination.

     "Floating Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day PLUS 1/2% per annum.

     "Floating Rate Advance" means an Advance which, except as otherwise provided in SECTION 2.11, bears interest at the Floating Rate.

     "Fund" means Fund American Enterprises Holdings, Inc., a Delaware corporation.

     "Fund Credit Agreement" means the $35,000,000 Second Amended and Restated Credit Agreement, dated as of February 24, 1999, among Fund, the lenders named therein and First Chicago, as agent, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

     "Funded Indebtedness" means Indebtedness of the type described in CLAUSES (a), (d), (e) and (h) of the definition "Indebtedness".

     "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any board of insurance, insurance department or insurance commissioner and any taxing authority or political subdivision) or any instrumentality or officer thereof (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

     "Guaranty" means a Guaranty in form and substance satisfactory to the Agent, dated as of the date hereof, duly executed and delivered to the Agent by Fund, as the same may be amended, modified or restated and in effect from time to time.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Facility Letter of Credit and the face amount of any other Letter of Credit, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person and (j) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property.

     "Insurance Subsidiaries" means Subsidiaries which are engaged in the insurance business as an issuer or underwriter of insurance policies and/or insurance contracts.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, six or, with the consent of all the Lenders with respect to any such requested Interest Period, twelve months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three, six or twelve months thereafter, PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second, third, sixth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments (other than Rate Hedging Agreements entered into in the ordinary course of business and not for speculative purposes) and other similar instruments or contracts owned by such Person.

     "Issuance Request" is defined in Section 2.19.4.

     "Issuer" means First Chicago.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to SECTION 2.17.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Cash Collateral Account" is defined in SECTION 8.1. Such account and the related cash collateralization shall be subject to documentation satisfactory to the Agent.

     "Leverage Ratio" means, with respect to any Person, at any time, the ratio of (a) the consolidated Funded Indebtedness of such Person and its Subsidiaries (excluding SOMSC, if applicable) at such time to (b) the sum of
(i) the consolidated Funded Indebtedness of such Person and its Subsidiaries (excluding SOMSC, if applicable) at such time PLUS (ii) the Net Worth of such Person at such time. For purposes of computing the Leverage Ratio, (A) Allowable Seller Paper which has been Defeased and Letters of Credit issued in support of Allowable Seller Paper, (B) Indebtedness of any Insurance Subsidiary of the Borrower permitted pursuant to SECTION 6.11(f) and (C) Indebtedness of the Borrower permitted by SECTION 6.11(g) shall be excluded from Funded Indebtedness.

     "License" means any license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

     "Lien" means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement),save in respect of liabilities and obligations arising out of the underwriting of insurance policies and contracts of insurance.

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to ARTICLE II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, any Notes issued pursuant to
SECTION 2.13, the Pledge Agreement, the Reimbursement Agreements, the Guaranty and the other documents and agreements contemplated hereby and executed by the Borrower or any Subsidiary in favor of the Agent or any Lender.

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "NAIC" means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

     "Net Worth" means, with respect to any Person, at any date the consolidated shareholders' equity of such Person and its Consolidated Subsidiaries determined in accordance with Agreement Accounting Principles (but excluding the effect of Statement of Financial Accounting Standards No.
115).

     "Non-U.S. Lender" is defined in SECTION 3.5(d).

     "Note" means any promissory note issued at the request of a Lender pursuant to SECTION 2.13 in the form of EXHIBIT A.

     "Notice of Assignment" is defined in SECTION 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, the Facility Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

     "Other Taxes" is defined in SECTION 3.5(b).

     "Participants" is defined in SECTION 12.2.1.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Pledge Agreement" means a pledge agreement in form and substance satisfactory to the Agent, dated as of the date hereof, duly executed and delivered to the Agent by the Borrower, as the same may be amended, modified or restated and in effect from time to time.

     "Pricing Schedule" means the Schedule attached hereto identified as such.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchase Agreement" means that certain letter agreement dated as of February 5, 1999 between the Borrower and FAE, as amended up to but not including the date hereof, pursuant to which the Borrower has agreed to repurchase $30,000,000 of its capital stock from FAE.

     "Purchasers" is defined in SECTION 12.3.1.

     "Quarterly Statement" means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements permitted by such insurance commissioner (or such similar authority) to be used for filing quarterly statutory financial statements and shall contain the type of financial information permitted by such insurance commissioner (or such similar authority) to be disclosed therein, together with all exhibits or schedules filed therewith.

     "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Reimbursement Agreement" means a letter of credit application and reimbursement agreement in such form as the Issuer may from time to time employ in the ordinary course of business.

     "Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders, the Issuer and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuer and/or the Agent under or in respect of draws made under the Facility Letters of Credit.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, the sum of (a) the aggregate unpaid principal amount of the outstanding Loans plus (b) the aggregate amount of the outstanding Facility Letter of Credit Obligations).

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Risk-Based Capital Act" means the Risk-Based Capital (RBC) for Insurers Model Act adopted by the NAIC, together with the RBC instructions referred to herein, as in effect on the date hereof.

     "Risk-Based Capital Guidelines" is defined in SECTION 3.2.

     "SAP" means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Person for the preparation of annual statements and other financial reports by insurance companies of the same type as such Person in effect from time to time; PROVIDED, HOWEVER, that if any changes in statutory accounting practices from those in effect on the date of this Agreement are adopted which result in a material change in the method of calculation of any of the financial covenants, standards or terms in this Agreement, the parties agree to enter into negotiations to determine whether such provisions require amendment and, if so, the terms of such amendment so as to equitably reflect such changes. Until a resolution thereof is reached, all calculations made for the purposes of determining compliance with the terms of this Agreement shall be made by application of statutory accounting practices in effect on the date of this Agreement applied, to the extent applicable, on a basis consistent with that used in the preparation of the Financial Statements furnished to the Lenders pursuant to SECTION 5.5(e) AND (f) hereof.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

     "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Significant Insurance Subsidiary" shall mean an Insurance Subsidiary that is a Significant Subsidiary.

     "Significant Subsidiary" shall mean and include, at any time, each Subsidiary of the Borrower to the extent that the Net Worth of such Subsidiary is equal to or greater than $5,000,000.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

     "SOMSC" means Source One Mortgage Services Corporation, a Delaware corporation.

     "Standby Letter of Credit" means a Facility Letter of Credit which is not a Commercial Letter of Credit.

     "Statutory Surplus" means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement, page 3, line 25 of the Annual Statement for the 1997 Fiscal Year entitled "Surplus as Regards Policyholders").

                                     -22

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of any Person and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of such Person and its Subsidiaries as would be shown in the consolidated financial statements of such Person and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Person and its Subsidiaries as reflected in the financial statements referred to in CLAUSE (a) above.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes.

     "Termination Event" means, with respect to a Single Employer Plan, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Single Employer Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Single Employer Plan, the filing of a notice of intent to terminate such Single Employer Plan or the treatment of an amendment of such Single Employer Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Single Employer Plan or (e) any event or condition which could reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Single Employer Plan.

     "Transferee" is defined in SECTION 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "USF RE" means USF RE Insurance Company, a Massachusetts insurance company.

     "USF RE Transaction" means that certain transaction by which (a) the Borrower and/or Folksamerica Reinsurance Company acquires all of the outstanding capital stock of USF RE (but at no time shall USF RE be owned such that it would be deemed a First-Tier Significant Insurance Subsidiary) on substantially the terms and conditions contained in that certain letter of intent dated as of January 28, 1999, (b) Folksamerica Reinsurance Company assumes substantially all of the assets and liabilities of USF RE and (c) the corporate "shell" of USF RE is sold to a party other than Fund or any of its Subsidiaries.

     "White Mountains" means White Mountains Holdings, Inc., a Delaware corporation, formerly known as Fund American Enterprises, Inc. and the survivor of a merger with White Mountains Holdings, Inc., a New Hampshire corporation.

     "White Mountains Credit Agreement" means the $50,000,000 Second Amended and Restated Credit Agreement, dated as of August 14, 1998, among White Mountains, the financial institutions from time to time party thereto and First Chicago, as agent, as amended through but not including the date hereof.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which (other than director' qualifying or similar shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which (other than director' qualifying or similar shares) shall at the time be so owned or controlled.

     "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of certain computer applications and hardware to effectively function on and after January 1, 2000, as such inability affects the business, operations and financial condition of the Borrower and its Subsidiaries and of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

     "Year 2000 Program" is defined in SECTION 5.23.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. References herein to particular columns, lines or sections of any Person's Annual Statement shall be deemed, where appropriate, to be references to the corresponding column, line or section of such Person's Quarterly Statement, or if no such corresponding column, line or section exists or if any report form changes, then to the corresponding item referenced thereby. In the event that the columns, lines or sections of the Annual Statement referenced herein are changed or renumbered, all such references shall be deemed references to such column, line or section as so renumbered or changed. Each accounting term used herein which is not otherwise defined herein shall be defined in accordance with Agreement Accounting Principles or SAP, as applicable, unless otherwise specified.

                                   ARTICLE II

                                   THE CREDITS

     2.1. COMMITMENT. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its pro-rata (relative to the respective Commitments of the Lenders) share of the Aggregate Available Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

     2.2. REQUIRED PAYMENTS; TERMINATION. (a) Any outstanding Advances and all other accrued but unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. The Borrower shall also make such mandatory prepayments as may be required upon giving effect to a reduction in the Aggregate Commitment pursuant to SECTIONS 2.5.3(a) and 2.5.3(b) so that the sum of (i) the amount of Advances outstanding and (ii) the Facility Letter of Credit Obligations does not at any time does not at any time exceed the Aggregate Commitment as in effect at such time; PROVIDED, that if an excess remains after repayment of all Advances outstanding under the Commitment, then the Borrower shall cash collateralize the Facility Letter of Credit Obligations by depositing into the Letter of Credit Cash Collateral Account such amount as may be necessary to eliminate such excess.

         (b) Within three (3) Business Days of the sale of any common stock, warrant or other common equity by the Borrower or any of its Subsidiaries (other than a sale to Fund or any of its Wholly-Owned Subsidiaries), the Borrower shall make a mandatory prepayment of Advances in an amount equal to 50% of the net cash proceeds realized upon such sale, PROVIDED that the Borrower shall not be obligated to pay any amount under this SECTION 2.2(b) in excess of the aggregate principal amount of Advances outstanding; PROVIDED, FURTHER that if substantially contemporaneously with the receipt thereof such proceeds or a portion thereof are used to Defease Allowable Seller Paper, then the Borrower shall not be obligated to make a prepayment with respect to such proceeds or portion thereof, as applicable; and PROVIDED, FURTHER that if, within three (3) Business Days of such sale the Borrower gives notice to the Agent of its intent to utilize the net cash proceeds of such sale to finance an Acquisition permitted by SECTION 6.14 and deposits such portion of the net cash proceeds applicable to a prepayment in a cash collateral account securing the Obligations maintained by the Agent pursuant to documentation satisfactory to the Agent, then the Borrower shall not be obligated to make a prepayment with respect to such proceeds except as provided in the last sentence of this Section. The Agent is authorized by the Lenders to remit all or any portion of the amounts in such account to the seller in an Acquisition permitted by SECTION 6.14 as the Borrower may from time to time direct; PROVIDED that the Borrower may not give such direction at any time a Default or Unmatured Default is pending. Any amounts (other than investment income, which will be remitted to the Borrower) remaining in such account ninety (90) days after their deposit shall be applied as a prepayment under this Section on such date.

         (c) Upon issuance of any Indebtedness for borrowed money (other than any such Indebtedness permitted by SECTION 6.11), preferred stock or other capital securities (other than described in SECTION 2.2(b)) by the Borrower or any of its Subsidiaries, the Borrower shall make a mandatory prepayment of Advances in an amount equal to 100% of the net cash proceeds so realized in excess of $1,000,000 in any Fiscal Year; PROVIDED that the Borrower shall not be obligated to pay any amount under this SECTION 2.2(c) in excess of the aggregate principal amount of Advances outstanding.

     2.3. RATABLE LOANS. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

     2.4. TYPES OF ADVANCES. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with SECTIONS 2.8 and 2.9.

     2.5. COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT.

         2.5.1 COMMITMENT FEES. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

         2.5.2 AGENT'S FEES. The Borrower agrees to pay to the Agent, for the Agent's own account, such fees as the Borrower and the Agent may agree upon from time to time.

         2.5.3 MANDATORY REDUCTIONS IN AGGREGATE COMMITMENT. (a) The Aggregate Commitment will be permanently reduced annually on each anniversary of the date of this Agreement commencing with February 24, 2000 through and including the Facility Termination Date. Each reduction in the Aggregate Commitment on the date set forth below shall be in an amount equal to the lesser of (i) the amount for each date set forth below opposite such date and
(ii) the then-effective Aggregate Commitment. Reductions in the Aggregate Commitment pursuant to this Section shall be in addition to, and shall not be reduced by, reductions in the Aggregate Commitment pursuant to SECTION 2.5.3(b).


DATE                                            ANNUAL REDUCTION
----                                            ----------------
February 24, 2000                                  $ 5,000,000
February 24, 2001                                  $12,500,000
February 24, 2002                                  $17,500,000
February 24, 2003                                  $20,000,000
February 24, 2004                                  $22,500,000
February 24, 2005                                  $22,500,000

Contemporaneously with each such reduction, the Borrower shall make such payments as are required by SECTION 2.2(a).

         (b) Upon any sale or series of sales or issuance of equity or issuance of Indebtedness subject to the prepayment provisions of SECTIONS 2.2(b) and (c) the Aggregate Commitment shall be reduced by the full amount which would have been required to be repaid thereunder (as determined without respect to the first proviso to SECTION 2.2(b) and (c) and whether or not sufficient Loans are outstanding for such amount to be applied as a prepayment). Any mandatory reductions in the Aggregate Commitment due pursuant to this SECTION 2.5.3(b) shall be applied to the scheduled reductions in the Aggregate Commitment described in SECTION 2.5.3(a) in the inverse order of maturity.

         2.5.4 VOLUNTARY REDUCTIONS IN AGGREGATE COMMITMENT. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $2,000,000, upon at least three
(3) Business Days' prior written notice to

                                     -27
the Agent, which notice shall specify the amount of any such reduction, PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the sum of (a) the aggregate principal amount of the outstanding Advances, plus (b) the aggregate amount of the outstanding Facility Letter of Credit Obligations. All accrued commitment fees in respect of any terminated portion of the Aggregate Commitment shall be payable on the effective date of the termination thereof. Any voluntary reductions in the Aggregate Commitment shall be applied to the scheduled reductions in the Aggregate Commitment described in SECTION 2.5.3(a) in the direct order of maturity.

     2.6. MINIMUM AMOUNT OF EACH ADVANCE. Each Advance shall be in the minimum amount of $2,000,000 (and in multiples of $500,000 if in excess thereof), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7. OPTIONAL PRINCIPAL PAYMENTS. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two (2) Business Days' prior written notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by SECTION 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days' prior written notice to the Agent.

     2.8. METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

     (i) the Borrowing Date, which shall be a Business Day, of such Advance,

     (ii)   the aggregate amount of such Advance,

     (iii)  the Type of Advance selected, and

     (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, to the Agent at its address specified pursuant to ARTICLE XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.9. CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this SECTION 2.9 or are repaid in accordance with SECTION 2.2 OR 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with SECTION 2.2 OR 2.7 or (b) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of SECTION 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

     (i) the requested date, which shall be a Business Day, of such conversion or continuation,

     (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

     (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

     2.10. CHANGES IN INTEREST RATE, ETC. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to SECTION 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to SECTION 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under SECTIONS 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

     2.11. RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of SECTION 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period PLUS 2% per annum and (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time PLUS 2% per annum, PROVIDED that, during the continuance of a Default under SECTION 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

     2.12. METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to ARTICLE XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to ARTICLE XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (d) Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to SECTION 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to SECTION 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and
(b) above.

     2.14. TELEPHONIC NOTICES. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.15. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.16. NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS, COMMITMENT REDUCTIONS AND ISSUANCE REQUESTS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, Issuance Request and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17. LENDING INSTALLATIONS. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with ARTICLE XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

     2.18. NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19. FACILITY LETTERS OF CREDIT.

          2.19.1 ISSUANCE OF FACILITY LETTERS OF CREDIT.

          (a) From and after the date hereof, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, one or more Facility Letters of Credit; PROVIDED, HOWEVER, that the Issuer shall not be under any obligation to issue, and shall not issue, any Facility Letter of Credit if (i) any order, judgment or decree of any governmental authority or other regulatory body with jurisdiction over the Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Facility Letters of Credit in particular or shall impose upon the Issuer with respect to any Facility Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it; (ii) one or more of the conditions to such issuance contained in SECTION 4.2 is not then satisfied; or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit.

          (b) In no event shall: (i) the aggregate amount of the Facility Letter of Credit Obligations at any time exceed the Facility Letter of Credit Sublimit; (ii) the sum at any time of (A) the aggregate amount of Facility Letter of Credit Obligations and (B) the aggregate principal balance of outstanding Advances exceed the amount of the Aggregate

     Commitment; or (iii) the expiration date of any Facility Letter of Credit (including, without limitation, Facility Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by the Borrower or the Issuer), or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than the date five (5) Business Days prior to the Facility Termination Date.

          2.19.2 INTERESTS. Immediately upon the issuance by the Issuer of a Facility Letter of Credit in accordance with SECTION 2.19.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its pro-rata share of the Aggregate Commitment of the face amount of such Facility Letter of Credit and each draw paid by the Issuer thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Facility Letters of Credit, absent gross negligence or willful misconduct by the Issuer in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

          2.19.3 FACILITY LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS.

          (a) The Borrower agrees to pay to the Issuer of a Facility Letter of Credit (i) on each date that any amount is drawn under each Facility Letter of Credit a sum (and interest on such sum as provided in clause
     (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.19.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this SECTION 2.19.3 until payment in full at the Floating Rate plus the margin specified in SECTION 2.11. The Borrower agrees to pay to the Issuer the amount of all Facility Letter of Credit Reimbursement Obligations owing in respect of any Facility Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit, any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Facility Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuer has determined in good faith complies on its face with the terms of the applicable Facility Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

         (b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under such Facility Letter of Credit no later than the time specified in this Agreement. If the Borrower does not pay any such Facility Letter of Credit Reimbursement Obligations when due, the Borrower shall be deemed to have immediately requested that the Lenders make a Floating Rate Advance under this Agreement in a principal amount equal to such unreimbursed Facility Letter of Credit Reimbursement Obligations. The Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of SECTIONS
     2.6 and 4.2, each Lender shall make available to the Agent its Loan in the manner prescribed for Floating Rate Advances. The proceeds of such Loans shall be paid over by the Agent to the Issuer for the account of the Borrower in satisfaction of such unreimbursed Facility Letter of Credit Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Floating Rate Advance.

         (c) If the Issuer makes a payment on account of any Facility Letter of Credit and is not concurrently reimbursed therefor by the Borrower and if for any reason a Floating Rate Advance may not be made pursuant to paragraph (b) above, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuer, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Facility Letter of Credit Obligations, which shall be an amount equal to such Lender's pro-rata share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender's pro-rata share of such draw from the date of payment by the Issuer on account of such Facility Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Effective Rate for such period; PROVIDED, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the Borrower for interest on the amount of any draw on the Facility Letters of Credit.

         (d) At any time after the Issuer has made a payment on account of any Facility Letter of Credit and has received from any other Lender such Lender's pro-rata share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for such payment, or of any other amount from the Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrower or any Loan Document but excluding any transfer of funds from any other Lender pursuant to SECTION 2.19.3(b)), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; PROVIDED, that interest shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Facility Letter of Credit; PROVIDED, FURTHER, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the United States Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.

          2.19.4 PROCEDURE FOR ISSUANCE. Prior to the issuance of each Facility Letter of Credit, and as a condition of such issuance, the Borrower shall deliver to the Issuer (with a copy to the Agent) a Reimbursement Agreement signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Facility Letter of Credit shall be reasonably satisfactory to the Issuer. Each Facility Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuer by telecopy, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in
     SECTION 2.19.1(b), and shall specify therein (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date of issuance of such requested Facility Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which shall be a Business Day prior to the earlier of one (1) year from the effective date of such Facility Letter of Credit and the date five (5) Business Days prior to the Facility Termination Date, (iv) the entity on whose behalf the requested Facility Letter of Credit is to be issued, which shall be the Borrower or a Subsidiary, (v) whether the requested Facility Letter of Credit is a Standby Letter of Credit or Commercial Letter of Credit, and (vi) the aggregate amount of Facility Letter of Credit Obligations in respect of Standby Letters of Credit and Commercial Letters of Credit which are outstanding and which will be outstanding after giving effect to the requested Facility Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an "Issuance Request" for purposes of this Agreement. Subject to the terms and conditions of SECTION 2.19.1 and provided that the applicable conditions set forth in SECTION 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices. In addition, any amendment of an existing Facility Letter of Credit shall be deemed to be an issuance of a new Facility Letter of Credit and shall be subject to the requirements set forth above. The Issuer shall give the Agent prompt written notice of the issuance of any Facility Letter of Credit.

          2.19.5 NATURE OF THE LENDERS' OBLIGATIONS.

         (a) As between the Borrower and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in the interpretation of technical terms; (vi) the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond control of the Issuer.

         (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer or any such Person.

          2.19.6 FACILITY LETTER OF CREDIT FEES. The Borrower hereby agrees to pay to the Agent for the account of the Issuer or the Lenders, as applicable, letter of credit fees with respect to each Facility Letter of Credit from and including the date of issuance thereof until the date such Facility Letter of Credit is fully drawn, cancelled or expired, (a) for the account of the Issuer, computed at such rate as may be agreed upon between the Issuer and the Borrower, on the aggregate initial face amount of such Facility Letter of Credit payable quarterly in arrears on each Payment Date in each year, and (b) for the ratable account of the Lenders, equal to (i) in the case of Commercial Letters of Credit, an amount equal to the then Applicable Margin for Eurodollar Loans multiplied by the aggregate initial face amount of such Commercial
     Letter of Credit, payable upon the date of issuance thereof, and (ii) in the case of Standby Letters of Credit, an amount equal to the then Applicable Margin for Eurodollar Loans multiplied by the aggregate amount from time to time available to be drawn on such Standby Facility Letter of Credit, calculated with respect to actual days elapsed on the basis of a 360-day year and payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of such Facility Letter of Credit. In addition to the foregoing, the Borrower agrees to pay the Issuer any other fees customarily charged by it in respect of Standby or Commercial Letters of Credit issued by it.

                                   ARTICLE III

                             YIELD PROTECTION; TAXES

     3.1. YIELD PROTECTION. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, its interest in the Facility Letters of Credit or other amounts due hereunder, or

     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

    (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or issuing Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans or Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held, Facility Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans, its interest in the Facility Letters of Credit or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within fifteen
(15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

     3.2. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit or its Commitment to make Loans or participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. AVAILABILITY OF TYPES OF ADVANCES. If (a) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law and gives notice of such fact to the Agent or (b) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by SECTION 3.4.

     3.4. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5. TAXES. (a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (c) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this SECTION 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to
SECTION 3.6.

     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement,
(i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or any applicable successor form), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9 (or any applicable successor form), as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any applicable successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, UNLESS an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this SECTION 3.5 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this SECTION 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

     3.6. LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under SECTIONS 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under SECTION 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under SECTION 3.1, 3.2,
3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under SECTIONS 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

     3.7. SUBSTITUTION OF LENDERS. Any Lender claiming any additional amounts payable pursuant to SECTION 3.1, 3.2, or 3.5 or which gives a notice described in SECTION 3.3(a) shall, so long as no Default or Unmatured Default has occurred and is continuing, upon the written request of the Borrower delivered, within ninety (90) days after such Lender's claim or notice, to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of SECTION 12.3, all of its rights and obligations under this Agreement and under the Loan Documents to another Lender or to a commercial bank, other financial institution, commercial finance company or other business lender selected by the Borrower and reasonably acceptable to the Agent that has agreed not to claim any additional amounts under SECTION 3.1,
3.2 or 3.5 with respect to some or all of the costs or regulatory charges that gave rise to such assigning Lender's claim for such compensation or, as applicable, has not made a determination of the type described in SECTION 3.3(a), in consideration for (a) the payment by such assignee to such assigning Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the Loans held by such assigning Lender, (b) the payment by the Borrower to such assigning Lender of any and all other amounts owing to such assigning Lender under any provision of this Agreement accrued and unpaid to the date of such assignment and (c) the payment by the Borrower to such assigning Lender of any amounts which would be payable to such Lender pursuant to SECTION 3.4 were such assignment treated as a repayment of such Loans.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1. INITIAL ADVANCE AND FACILITY LETTERS OF CREDIT. The Lenders shall not be required to make the initial Advance hereunder and the Issuer shall not be required to issue any Facility Letter of Credit hereunder unless and until the Borrower (a) has furnished the following to the Agent with sufficient copies for the Lenders and (b) the other conditions set forth below have been satisfied:

     (i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

    (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (iv) A certificate signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that on the date hereof (both before and after giving effect to the consummation of the other transactions contemplated hereby, the making of any Loans hereunder and the issuance of any Facility Letters of Credit hereunder on such date): (A) no Default or Unmatured Default has occurred and is continuing; (B) no injunction or temporary restraining order which would prohibit the making of the Loans or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (C) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any Governmental Authority required in connection with the execution, delivery and performance of this Agreement have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (subject to prior approval of the relevant insurance commission or analogous Governmental Authority (if and to the extent required by applicable insurance laws and regulations) in respect of the exercise pursuant to the Pledge Agreement of any right to control, or to sell or otherwise require the transfer of title to any collateral constituting capital stock of, any Insurance Subsidiary); (D) each of the representations and warranties set forth in

          ARTICLE V of this Agreement is true and correct on and as of the date hereof; and (E) since September 30, 1998, no event or change has occurred that has caused or evidences a Material Adverse Effect.

     (v) Copies of the certificate or articles of incorporation of Fund together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Agent.

     (vi) Copies, certified by the Secretary or Assistant Secretary of Fund, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party.

    (vii) An incumbency certificate, executed by the Secretary or Assistant Secretary of Fund, which shall identify by name and title and bear the signature of its officers authorized to sign the Loan Documents to which it is a party.

   (viii) Copies of the articles of incorporation of each Significant Insurance Subsidiary, together with all amendments thereto, certified by the Secretary or Assistant Secretary of the Borrower, together with such good standing certificates and certificates of authority and/or compliance as shall be required by the Agent.

     (ix) A written opinion of Brobeck, Phleger & Harrison LLP, counsel to the Borrower, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel.

     (x) Any Notes requested by a Lender pursuant to SECTION 2.13 payable to the order of each such requesting Lender.

     (xi) Written money transfer instructions, in substantially the form of EXHIBIT D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

    (xii) Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

   (xiii) A written solvency certificate from the chief financial officer of the Borrower and Fund in form and content satisfactory to the Agent with respect to the value, Solvency and other factual information of, or relating to, as the case may be, the Borrower, on a consolidated basis, and Fund, on a consolidated basis.

    (xiv) The Guaranty duly executed by Fund.

     (xv) Executed originals of the Pledge Agreement, together with the stock certificates representing the capital stock of each Subsidiary of the Borrower (other than any Subsidiary of an Insurance Subsidiary) and stock powers with respect thereto executed in blank.

    (xvi) A copy of the Purchase Agreement and any amendments, supplements and modifications thereto.

   (xvii) Evidence satisfactory to the Agent that the Existing Credit Agreement has been terminated and all Indebtedness, liabilities and obligations outstanding thereunder shall have been paid in full.

  (xviii) Evidence satisfactory to the Agent that the White Mountains Credit
          Agreement has been terminated and all Indebtedness, liabilities and obligations outstanding thereunder shall have been paid in full.

    (xix) Executed original of the Fund Credit Agreement, which shall be in full force and effect, in a form satisfactory to the Lenders.

     (xx) Receipt of any required regulatory approvals from any Governmental Authority, including the Department of Insurance of the State of New York (subject to prior approval of the relevant insurance commission or analogous Governmental Authority (if and to the extent required by applicable insurance laws and regulations) in respect of the exercise pursuant to the Pledge Agreement of any right to control, or to sell or otherwise require the transfer of title to any collateral constituting capital stock of, any Insurance Subsidiary).

    (xxi) Information satisfactory to the Agent and the Required Lenders regarding the Borrower's Year 2000 Program.

   (xxii) The Borrower shall have paid all fees due to First Chicago.

  (xxiii) Such other documents as any Lender or its counsel may have reasonably requested.

     4.2. EACH ADVANCE AND FACILITY LETTER OF CREDIT. The Lenders shall not be required to make any Advance and the Issuer shall not be obligated to issue any future Facility Letter of Credit unless on the applicable Borrowing
Date:

     (a) There exists no Default or Unmatured Default and none would result from such Advance or issuance of such Facility Letter of Credit;

     (b) The representations and warranties contained in ARTICLE V are true and correct as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

     (c)  A Borrowing Notice shall have been properly submitted; and

     (d) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance and each Issuance request with respect to each Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of EXHIBIT B as a condition to making an Advance or issuing a Facility Letter of Credit.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1. EXISTENCE AND STANDING. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted, except where the failure to be so qualified could not reasonably by expected to have a Material Adverse Effect.

     5.2. AUTHORIZATION AND VALIDITY. Each of the Borrower and Fund has the power and authority (corporate or otherwise) and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower and Fund of the Loan Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and Fund, as applicable, enforceable against the Borrower or Fund, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. COMPLIANCE WITH LAWS AND CONTRACTS. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans or the consummation of the transactions contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations T, U and X), order, writ, judgment, injunction, decree or award binding on the

Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by or granted under, the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Advance or are disclosed on SCHEDULE 5.3, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

     5.4. GOVERNMENTAL CONSENTS. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the application of the proceeds of the Loans or any other transaction contemplated in the Loan Documents (subject to prior approval of the relevant insurance commission or analogous Governmental Authority (if and to the extent required by applicable insurance laws and regulations) in respect of the exercise pursuant to the Pledge Agreement of any right to control, or to sell or otherwise require the transfer of title to any collateral constituting capital stock of, any Insurance Subsidiary). Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect.

     5.5. FINANCIAL STATEMENTS. The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 1997 audited consolidated financial statements of the Borrower and its Subsidiaries, (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through September 30, 1998, (c) the December 31, 1997 audited consolidated financial statements of Fund and its Subsidiaries, (d) the unaudited consolidated financial statements of Fund and its Subsidiaries through September 30, 1998, (e) the December 31, 1997 Annual Statement of each Significant Insurance Subsidiary of the Borrower and (f) the September 30, 1998 Quarterly Statement of each Significant Insurance Subsidiary of the Borrower (collectively, the "FINANCIAL STATEMENTS"). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles or SAP, as applicable, and fairly presents the consolidated financial condition and operations of the Person which is the subject of such Financial Statement at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

     5.6. MATERIAL ADVERSE CHANGE. No material adverse change in the business, Property, condition (financial or otherwise), performance, prospects or results of operations of the Borrower and its Subsidiaries has occurred since December 31, 1997.

     5.7. TAXES. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or SAP, as applicable, and as to which no Lien exists. As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have not been audited by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles or SAP, as applicable.

     5.8. LITIGATION AND CONTINGENT OBLIGATIONS. There is no litigation, arbitration, proceeding, inquiry or governmental investigation pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans under this Agreement. Neither the Borrower nor any Subsidiary has any material contingent obligations incurred outside of the ordinary course of its business except as set forth on SCHEDULE 5.8 hereto or disclosed in the Financial Statements or in financial statements required to be delivered under SECTIONS 6.1(a) and (b) or as otherwise disclosed by the Borrower in writing to the Lenders and as permitted under this Agreement.

     5.9. CAPITALIZATION. SCHEDULE 5.9 hereto contains (a) an accurate description of the Borrower's capitalization as of the date of this Agreement after giving effect to the transactions contemplated hereby and (b) an accurate list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Borrower and of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are free and clear of all Liens. No authorized but unissued or treasury shares of capital stock of the Borrower or any of its Subsidiaries are subject to any option, warrant, right to call or commitment of any kind or character. Except as set forth on
SCHEDULE 5.9 or pursuant to management incentive plans implemented after the date of this Agreement, neither the Borrower nor any of its Subsidiaries has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation of the

Borrower or such Subsidiary. Neither the Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on SCHEDULE 5.9 or pursuant to management incentive plans implemented after the date of this Agreement.

     5.10. ERISA. Except as disclosed on SCHEDULE 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plans, and no Single Employer Plan has any Unfunded Liability. Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations other than any such failure to comply which could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under
Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five (5) years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA which could reasonably be expected to have a Material Adverse Effect.

     5.11. DEFAULTS. No Default or Unmatured Default has occurred and is continuing.

     5.12. FEDERAL RESERVE REGULATIONS. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

     5.13. INVESTMENT COMPANY. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.14. SOLVENCY. As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents (including the stock redemption referenced in

Recital B to this Agreement) and the payment of all fees, costs and expenses payable by the Borrower or its Subsidiaries with respect to the transactions contemplated by the Loan Documents and the Loans incurred by the Borrower under this Agreement, each of the Borrower (both individually and on a consolidated basis) and Fund is Solvent.

     5.15. INDEBTEDNESS. Attached hereto as SCHEDULE 5.15 is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $500,000 for a single item of Indebtedness and $2,000,000 in the aggregate for all such Indebtedness listed), showing the aggregate principal amount which was outstanding on such date after giving effect to the application of the proceeds of Loans incurred by the Borrower on the initial Borrowing Date.

     5.16. INSURANCE LICENSES. SCHEDULE 5.16 hereto lists, as of the date of this Agreement, (a) all of the jurisdictions in which any Insurance Subsidiary holds a License and is authorized to and does transact insurance business and (b) the line or lines of insurance in which each such Insurance Subsidiary is engaged. Such Licenses are sufficient for each such Insurance Subsidiary to conduct its insurance business. No such License, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the Borrower's knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

     5.17. REINSURANCE. Each reinsurance agreement to which any Significant Insurance Subsidiary is a party (collectively, the "EXISTING REINSURANCE AGREEMENTS") is in full force and effect and is valid and binding in all material respects in accordance with its terms, and, as of the date hereof, no Significant Insurance Subsidiary has, to the Borrower's knowledge, received notice (other than provisional notices of cancellation received in the ordinary course of business) that any other party to an in-force Existing Reinsurance Agreement will cancel or not renew such agreement, which cancellation or nonrenewal could reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 5.17, the Borrower does not have knowledge as of the date hereof that any amount recoverable by any Significant Insurance Subsidiary pursuant to any Existing Reinsurance Agreement is not fully collectible in due course. To the knowledge of the Borrower, no Significant Insurance Subsidiary is in default in any material respect as to any Existing Reinsurance Agreement. Except as disclosed in
SCHEDULE 5.17, each Significant Insurance Subsidiary is entitled to take full credit in its statutory financial statements for ceded reinsurance under the Existing Reinsurance Agreements pursuant to applicable insurance laws. Except as disclosed in SCHEDULE 5.17, as of the date hereof there is no claim currently in litigation (or as to which litigation has been threatened in writing) under any Existing Reinsurance Agreement in excess of $1,000,000.

     5.18. DIVIDENDS. Except as set forth on SCHEDULE 5.18, no Significant Insurance Subsidiary is subject to any regulatory prohibition regarding the declaration or payment of dividends that is not generally applicable to all insurance companies which are domiciled in the same jurisdiction and are engaged in the same line of business as such Significant Insurance Subsidiary.

     5.19. SECURITY. The Pledge Agreement is effective to create and give the Agent, for the benefit of the Lenders, as security for the repayment of the obligations secured thereby, a legal, valid, perfected and enforceable first priority Lien upon and security interest in the capital stock pledged thereunder.

     5.20. PLAN ASSETS; PROHIBITED TRANSACTIONS. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.21. MATERIAL AGREEMENTS. Except as set forth in SCHEDULE 5.21 and except for agreements or arrangements with regulatory agencies with regard to Insurance Subsidiaries, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock (b) make loans or advances to the Borrower, (c) repay loans or advances from Borrower or (d) grant Liens to the Agent to secure the Obligations. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.22. INSURANCE. The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

     5.23. YEAR 2000. The Borrower has made a reasonable assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis (the "Year 2000 Program"). Based on such assessment and on the Year 2000 Program the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

     5.24. DISCLOSURE. No information, exhibit or report furnished by either Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading. There is no fact known to the Borrower (other than matters of a general economic or political nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

          (a) As soon as practicable and in any event within 100 days after the close of each of its Fiscal Years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by any management letter prepared by said accountants and a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (b) As soon as practicable and in any event within sixty (60) days after the close of each of the first three (3) Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer.

          (c) (i) Upon the earlier of (A) fifteen (15) days after the regulatory filing date or (B) seventy-five (75) days after the close of each fiscal year of each Significant Insurance Subsidiary of the Borrower, copies of the unaudited Annual Statement of such Insurance Subsidiary, certified by the chief financial officer or the treasurer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP and (ii) no later than each June 15, copies of financial statements prepared in accordance with SAP, or generally accepted accounting principles with a reconciliation to SAP, and certified by independent certified public accountants of recognized national standing.

          (d) Upon the earlier of (i) ten (10) days after the regulatory filing date or (ii) sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of each Significant Insurance Subsidiary of the Borrower, copies of the unaudited Quarterly Statement of such Insurance Subsidiary, certified by the chief financial officer or the treasurer of such Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected herein.

          (e) Promptly and in any event within ten (10) days after (i) learning thereof, notification of any changes after the date of this Agreement in the rating given by A.M. Best & Co. in respect of any Significant Insurance Subsidiary of the Borrower and (ii) receipt thereof, copies of any ratings analysis by A.M. Best & Co. relating to any Significant Insurance Subsidiary of the Borrower.

          (f) Copies of any outside actuarial reports prepared with respect to any valuation or appraisal of any Significant Insurance Subsidiary of the Borrower, promptly after the receipt thereof.

          (g) Together with the financial statements required by CLAUSES (a) and (b) above, a compliance certificate in substantially the form of EXHIBIT B hereto signed by the Borrower's chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (h) Promptly after the same becomes available after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

          (i) As soon as possible and in any event within ten (10) days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

          (j) As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (i) any notice, claim, complaint or order to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower or any of its Subsidiaries of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries. Within ten
     (10) days of the Borrower or any of its Subsidiaries having knowledge of the enactment or promulgation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

          (k) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (l) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its

     Subsidiaries files with the Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange, the NAIC or any insurance commission or department or analogous Governmental Authority (including any filing made by the Borrower or any of its Subsidiaries pursuant to any insurance holding company act or related rules or regulations), but excluding routine or non-material filings with the NAIC, any insurance commissioner or department or analogous Governmental Authority.

          (m) Promptly and in any event within ten (10) days after learning thereof, notification of (i) any material tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the net worth (determined according to generally accepted accounting standards and without reduction for any reserve for such liabilities) of the Borrower and its Subsidiaries taken as a whole.

          (n) Promptly after reviewed by the relevant board of directors, a copy of the Borrower's investment policy compliance report.

          (o) As soon as possible and in any event within two (2) Business Days after the Borrower obtains knowledge thereof, notice of any change in the S&P or Moody's credit rating of Fund.

          (p) Such other information (including, without limitation, the annual Best's Advance Report Service report prepared with respect to each Insurance Subsidiary of the Borrower rated by A.M. Best & Co. and non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2. USE OF PROCEEDS. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to meet the working capital and general corporate needs of the Borrower and its Subsidiaries, including, but not limited to, the making of (a) payments required by the Purchase Agreement,
(c) payments to terminate the Existing Credit Agreement and (c) any Investments permitted by SECTION 6.14. The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances or any Facility Letters of Credit in any manner which would violate, or result in the violation of, Regulation T, Regulation U or Regulation X or to finance the Acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

     6.3. NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of (a) the occurrence of any Default or Unmatured Default, (b) the occurrence of any other development, financial or otherwise (including, without limitation, developments with respect to Year 2000 Issues) which could reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations and the expiration, revocation or suspension of which could reasonably be expected to have a Material Adverse Effect, (d) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (e) any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which has had, or could reasonably be expected to have, a Material Adverse Effect, or (f) the commencement of any litigation of which the Borrower or any of its Subsidiaries is aware which could reasonably be expected to create a Material Adverse Effect.

     6.4. CONDUCT OF BUSINESS. The Borrower will, and will cause each of its Subsidiaries to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of business as it is presently conducted (except USF RE, when it becomes a Subsidiary, may consummate the USF RE Transaction), (b) not conduct any significant business except for insurance or insurance related services, (c) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect and (d) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations except for any License the loss of which could not reasonably be expected to have a Material Adverse Effect; PROVIDED, that any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile) as an admitted insurer if such withdrawal is determined by the Borrower's Board of Directors to be in the best interest of the Borrower and could not reasonably be expected to have a Material Adverse Effect. No Insurance Subsidiary shall change its state of domicile or incorporation without the prior written consent of the Required Lenders. Each Wholly-Owned Subsidiary in existence as of the date of this Agreement which is a Significant Subsidiary shall continue to be a Wholly-Owned Subsidiary.

     6.5. TAXES. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles or SAP, as applicable.

     6.6. INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7. COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times (except USF RE, when it becomes a Subsidiary, may consummate the USF RE Transaction).

     6.9. INSPECTION. The Borrower will, and will cause each of its Subsidiaries to, at reasonable times during normal business hours and upon reasonable notice, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and such Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles or SAP, as applicable.

     6.10. DIVIDENDS. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or options or other rights in respect thereof at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary and (b) so long as no Default or Unmatured Default exists before or after giving effect to the declaration or payment of such dividends or distributions or repurchase or redemption of such stock or other transaction, the Borrower may declare and pay dividends or make distributions, repurchase stock or make other capital distributions
(i) as described on the Dividend Schedule hereto and (ii) in an amount equal to any amounts which have been contributed as equity to the Borrower and used to Defease Allowable Seller Paper but which is released from the Account because of a reduction in the principal amount of such Allowable Seller Paper other than as a result of the payment thereof.

     6.11. INDEBTEDNESS. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (a) the Loans;

          (b) Indebtedness existing on the date hereof and described in
     SCHEDULE 5.15 hereto (it being understood and agreed that Indebtedness in a principal amount not exceeding $500,000 for a single item of Indebtedness and $2,000,000 in the aggregate for all such Indebtedness listed shall be permitted to exist pursuant to this SECTION 6.11(b) notwithstanding the absence thereof on SCHEDULE 5.15) and any renewals, extensions, refundings or refinancings of such Indebtedness (including any necessary pre-payment premium payments on such Indebtedness); PROVIDED that the amount thereof is not increased and the maturity or scheduled amortization of principal thereof is not shortened (unless to a maturity or scheduled amortization occurring after the Facility Termination Date);

          (c) Indebtedness owing by (x) the Borrower to any Wholly-Owned Subsidiary and (y) any Wholly-Owned Subsidiary to a Wholly-Owned Subsidiary or the Borrower;

          (d) Allowable Seller Paper in an aggregate principal amount not to exceed $25,000,000 at any time;

          (e) Indebtedness secured by Liens permitted pursuant to SECTION
     6.16(f);

          (f) Letters of Credit issued on behalf of Insurance Subsidiaries in the ordinary course of business and ordinary course reinsurance obligations of USF RE (when it becomes a Wholly-Owned Subsidiary) which are secured by Liens permitted by SECTION 6.16(h); PROVIDED that the sum of the acceptable face amount of such Letters of Credit and the amount of such reinsurance obligations shall not exceed $25,000,000 at any time;

          (g) Letters of Credit having an aggregate outstanding face amount at no time in excess of $15,000,000 issued on behalf of the Borrower for the benefit of Insurance Subsidiaries in the ordinary course of business relating to tax sharing agreements and reinsurance agreements;

          (h) Contingent Obligations permitted under SECTION 6.15; and

          (i) other Indebtedness (including Contingent Obligations) to the extent not otherwise included in subparagraphs (a) through (h) of this
     SECTION 6.11 or in SECTION 6.15, in an aggregate principal amount outstanding at any one time not to exceed $10,000,000.

     6.12. MERGER. The Borrower will not, nor will it permit any Significant Subsidiary to, merge or consolidate with or into any other Person, except that:

          (a) a Wholly-Owned Subsidiary may merge (i) into the Borrower, (ii) with any Wholly-Owned Subsidiary of the Borrower, (iii) with any other Person (excluding Fund and its Subsidiaries) so long as no Default or Unmatured Default shall have occurred or be continuing before and after giving effect to such merger and the surviving entity of such merger is the Borrower (in the case of CLAUSE (i)) or a Wholly-Owned Subsidiary of the Borrower (in the case of either CLAUSE (ii) or (iii), except USF RE, when it becomes a Wholly-Owned Subsidiary, may pursuant to the USF RE Transaction merge with any Person so long as after giving effect thereto Fund will not, nor will any of its Subsidiaries, own any portion of the surviving entity);

          (b) a Significant Subsidiary may merge or consolidate with any Person (including the Borrower and any of its Subsidiaries, but otherwise excluding Fund and its Subsidiaries) so long as (i) no Default or Unmatured Default shall have occurred or be continuing before or after giving effect to such merger or consolidation and (ii) a Significant Subsidiary is the continuing or surviving corporation; and

          (c) the Borrower may merge or consolidate with any other Person (including the Borrower's Subsidiaries, but otherwise excluding Fund and its Subsidiaries), so long as immediately thereafter (and after giving effect thereto), (i) no Default or Unmatured Default exists, (ii) the Borrower is the continuing or surviving corporation and (iii) the covenants contained in SECTION 6.21 shall be complied with on a PRO FORMA basis on the date of, and after giving effect to, such merger or consolidation.

     6.13. SALE OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person except for (a) sales of Cash Equivalents or Investments by the Borrower and Insurance Subsidiaries, in each case in the ordinary course of business, (b) sales of the stock or assets of Insurance Subsidiaries which are not Significant Subsidiaries as of the date of sale or as of the date hereof and (c) other leases, sales, transfers or other dispositions of Property which do not exceed (i) $2,000,000 per calendar year in the aggregate for the Borrower or (ii) $30,000,000 per calender year in the aggregate for the Borrower's Subsidiaries.

     6.14. INVESTMENTS AND ACQUISITIONS.

         (a) The Borrower will not, nor will it permit any Subsidiary which is not an Insurance Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

         (i) Cash and Cash Equivalents;

         (ii) Investments in debt securities rated BBB- or better by S&P, Baa3 or better by Moody's or NAIC-2 or better by the NAIC; PROVIDED, that any such Investment which, at any time after which it is made, ceases to meet such rating requirements shall remain permitted hereby until thirty (30) days after the date on which such rating requirement is no longer met;

         (iii) Investments or commitments therefor (such commitments being set forth on SCHEDULE 6.14) in existence on the date hereof;

         (iv) Investments made in Subsidiaries;

         (v) Acquisitions of or Investments in businesses or entities engaged in the insurance and/or insurance services business or businesses reasonably incident thereto (including holding companies, the Subsidiaries of which on a consolidated basis are primarily engaged in such businesses) which do not constitute hostile takeovers (including the creation of Subsidiaries in connection therewith) so long as no Default or Unmatured Default has occurred and is continuing or would occur after giving effect to such Acquisition or Investment; and

         (vi) loans made by (x) the Borrower to any Wholly-Owned Subsidiary of the Borrower and (y) any Wholly-Owned Subsidiary to a Wholly-Owned Subsidiary of the Borrower or the Borrower so long as, in all cases, no Default or Unmatured Default has occurred and is continuing or would occur after giving effect to such loan.

         (b) The Borrower will not permit any Insurance Subsidiary to make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except for Investments permitted by law and so long as:

         (i) any such Investment is materially consistent with the Borrower's investment policy guidelines as approved from time to time by the finance committee of the board of directors of the Borrower (a copy of the current version of such guidelines having been delivered to each Lender); PROVIDED that any change from the guidelines previously submitted to the Lenders shall not materially adversely affect the Lenders;

         (ii) any Acquisitions or Investments of the type described in
     SECTION 6.14(a)(v) shall satisfy the requirements of such section; and

         (iii) the following types of Investments shall not in the aggregate constitute at any time more than 30% in value of the Investments of any Insurance Subsidiary: (A) common equities of a Person other than a Subsidiary; (B) Investments rated below NAIC-2; and (C) debt instruments rated below BBB- by S&P or below Baa3 by Moody's.

         (c) Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall make any loan to, or any other Investment in, Fund or in any Subsidiary of Fund which is not the Borrower or a Subsidiary of the Borrower nor shall the Borrower permit more than 25% in value of the assets of the Borrower or any of its Subsidiaries to consist of Margin Stock.

     6.15. CONTINGENT OBLIGATIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any material Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) the Contingent Obligations described on SCHEDULE 5.8, (b) by endorsement of instruments for deposit or collection in the ordinary course of business, (c) for insurance policies issued in the ordinary course of business and (d) Contingent Obligations in respect of Facility Letters of Credit or Letters of Credit permitted by SECTION 6.11(f) or (g).

     6.16. LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than sixty
     (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or any of its Subsidiaries;

          (e) Liens existing on the date hereof and described in SCHEDULE
     6.16 hereto;

          (f) Liens in, of or on Property acquired after the date of this Agreement (by purchase, construction or otherwise) by the Borrower or any of their Subsidiaries, each of which Liens either (1) existed on such Property before the time of its acquisition and was not created in anticipation thereof, or (2) was created solely for the purpose of securing

     Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; PROVIDED that no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired and improvements thereon; and PROVIDED, FURTHER, that the principal amount of Indebtedness secured by any such Lien shall at the time the Lien is incurred not exceed 75% of the fair market value (as determined in good faith by a financial officer of the Borrower and, in the case of such Property having a fair market value in excess of $500,000, certified by such officer to the Agent, with a copy for each Lender) of the Property at the time it was so acquired;

          (g) Liens on the Account in connection with Defeasing any Allowable Seller Paper;

          (h) Liens on assets of Insurance Subsidiaries securing Letters of Credit permitted by SECTION 6.11(f) and Liens on assets of USF RE, when it becomes a Wholly-Owned Subsidiary, securing ordinary course reinsurance obligations of USF RE permitted by SECTION 6.11(f);

          (i) Liens on assets of the Borrower securing Letters of Credit permitted by SECTION 6.11(g); and

          (j) Liens not otherwise permitted by the foregoing clauses (a) through (i) securing any Indebtedness of the Borrower, PROVIDED that the aggregate principal amount of Indebtedness secured by Liens permitted by this CLAUSE (j) shall not exceed $5,000,000 at any time.

     6.17. AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any material transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Wholly-Owned Subsidiary) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.18. CHANGE IN CORPORATE STRUCTURE; FISCAL YEAR. The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws which is materially adverse to the interests of the Lenders or (b) change its Fiscal Year to end on any date other than December 31 of each year.

     6.19. INCONSISTENT AGREEMENTS. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which by its terms, (a) other than pursuant to agreements or arrangements with regulatory agencies with regard to Insurance Subsidiaries, directly or indirectly contractually prohibits or restrains, or has the effect of contractually prohibiting or restraining, or contractually imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.

     6.20. SUBORDINATED INDEBTEDNESS; PREPAYMENTS. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease (other than the Defeasing of Allowable Seller Paper) or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness before the stated maturity thereof.

     6.21. FINANCIAL COVENANTS

          6.21.1 MINIMUM NET WORTH. The Borrower shall at all times maintain a minimum Net Worth at least equal to the sum of, without duplication,
     (a) $201,420,000, PLUS (b) an amount equal to 50% of the cash and non-cash proceeds of any equity securities issued or capital contributions (other than capital contributions to the extent used to Defease Allowable Seller Paper) received by the Borrower after September 30, 1998, PLUS (c) an amount equal to 50% of the Borrower's positive consolidated net income for each Fiscal Quarter ending after September 30, 1998.

          6.21.2. MAXIMUM LEVERAGE RATIO. The Borrower shall at all times maintain a Leverage Ratio of (a) not greater than 35% through and including December 31, 1999, (b) not greater than 30% from January 1, 2000 through and including December 31, 2000, (c) not greater than 25% from January 1, 2001 through and including December 31, 2002 and (d) not greater than 20% at all times thereafter.

          6.21.3. MINIMUM FIXED CHARGES COVERAGE RATIO. As of the end of each Fiscal Quarter, the Borrower shall maintain a Fixed Charges Coverage Ratio of not less than 1.5:1.0.

          6.21.4. MINIMUM STATUTORY SURPLUS. The Borrower shall at all times maintain Statutory Surplus for each First-Tier Significant Insurance Subsidiary in an amount not less than an amount equal to (a) 90% of the Statutory Surplus of each such First-Tier Significant Insurance Subsidiary in existence on the date hereof as of September 30, 1998 (or, in the case of any First-Tier Significant Insurance Subsidiary acquired after the date hereof, 90% of the Statutory Surplus of each such acquired First-Tier Significant Insurance Subsidiary as of the most recently ended Fiscal Quarter preceding such acquisition) PLUS (b) an amount equal to 50% of the cash and non-cash proceeds of any equity securities issued or capital contributions received by each such First-Tier Significant Insurance Subsidiary.

          6.21.5. MINIMUM RISK BASED CAPITAL RATIO. The Borrower shall at the end of each Fiscal Year cause each Significant Insurance Subsidiary to maintain a ratio of (a) total Adjusted Capital (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act or in the rules and procedures prescribed from time to time by the NAIC with respect thereto) of at least 150%.

     6.22. TAX CONSOLIDATION. The Borrower will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than Fund, the Borrower and its Subsidiaries or (b) amend, terminate or fail to enforce any existing tax sharing agreement or similar arrangement if such action would cause a Material Adverse Effect.

     6.23. ERISA COMPLIANCE.

     With respect to any Plan, neither the Borrower nor any Subsidiary shall:

          (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $500,000 could be imposed;

          (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $500,000, whether or not waived, or permit any Unfunded Liability to exceed $500,000;

          (c) permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $500,000;

          (d) be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiple Employer Plan; or

          (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan which could result in liability to the Borrower or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     6.24. YEAR 2000. The Borrower will take and will cause each of its Subsidiaries to take all such actions as are reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent or any Lender, the Borrower will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

     6.25. SUBSIDIARY STOCK PLEDGE. Within five (5) Business Days of any Person becoming a Subsidiary of the Borrower, the Borrower shall pledge all of the stock or other equity interests thereof owned by the Borrower to the Agent for the benefit of the Lenders pursuant to documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Agent.

                                   ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

     7.2. Nonpayment of principal of any Loan or any Reimbursement Obligation when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

     7.3. The breach by the Borrower of any of the terms or provisions of
SECTION 6.2, SECTIONS 6.3(a) and (b) or SECTIONS 6.10 through 6.25.

     7.4. The breach by the Borrower (other than a breach which constitutes a Default under SECTION 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Agent or any Lender.

     7.5. The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $2,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; any such Indebtedness of the Borrower or any of its Subsidiaries or of Fund or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

     7.6. The Borrower or any of its Subsidiaries or Fund or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this SECTION
7.6 or (f) fail to contest in good faith any appointment or proceeding described in SECTION 7.7.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries or Fund or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or Fund or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in SECTION 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries or Fund or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty
(60) consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Substantial Portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries.

     7.9. The Borrower or any of its Subsidiaries shall fail within thirty
(30) days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $2,000,000 in the aggregate, or
(b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. There shall occur any Change in Control.

     7.11. The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

     7.12. The Pledge Agreement shall for any reason fail to create a valid and perfected, first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of such Pledge Agreement, or the Pledge Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Pledge Agreement, or a default shall occur under such Pledge Agreement.

     7.13. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or Fund shall fail to comply with any of the material terms or provisions of the Guaranty or Fund denies that it has any further liability under the Guaranty or gives notice to such effect.

     7.14. Any License of any Insurance Subsidiary of the Borrower (a) shall be revoked by the Governmental Authority which issued such License, or any action (administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary and shall not have been dismissed within thirty (30) days after the commencement thereof, (b) shall be suspended by such Governmental Authority for a period in excess of thirty
(30) days or (c) shall not be reissued or renewed by such Governmental Authority upon the expiration thereof following application for such reissuance or renewal of such Insurance Subsidiary, which, in any case, could reasonably be expected to have a Material Adverse Effect.

     7.15. Any Insurance Subsidiary of the Borrower shall be the subject of a final non-appealable order imposing a fine by or at the request of any state insurance regulatory agency as a result of the violation by such Insurance Subsidiary of such state's applicable insurance laws or the regulations promulgated in connection therewith which could reasonably be expected to have a Material Adverse Effect.

     7.16. Any Insurance Subsidiary of the Borrower shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority or any Insurance Subsidiary shall become subject to any other directive or mandate issued by any Governmental Authority in either case which could reasonably be expected to have a Material Adverse Effect and which is not stayed within thirty (30) days.

     7.17. The representations and warranties set forth in SECTION 5.20 ("Plan Assets; Prohibited Transactions") shall at any time not be true and correct.

     7.18. The Borrower or any other member of the controlled Group shall be obligated in respect of any Multiemployer Plan, the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1. ACCELERATION. If any Default described in SECTION 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans or issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent, the Borrower shall deposit in an account (the "LETTER OF CREDIT CASH COLLATERAL ACCOUNT") maintained with First Chicago in the name of the Agent, for the ratable benefit of the Lenders and the Agent, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Cash Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days. Such funds shall be promptly applied by the Agent to reimburse the Issuer for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Cash Collateral Account following the payment of all Obligations in full or the earlier termination of all Defaults shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

     If, within ten (10) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in SECTION 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2. AMENDMENTS. Subject to the provisions of this ARTICLE VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of all of the Lenders:

          (a) Extend the final maturity of any Loan or reduce or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

          (b) Reduce the percentage specified in the definition of Required Lenders.

          (c) Extend the Facility Termination Date, or permit any Facility Letter of Credit to have an expiry date beyond the date five (5) Business Days prior to the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under SECTION 2.2, or reduce the amount or extend the effective date for, the mandatory reductions of the Aggregate Commitment required under
     SECTION 2.5.3(a), or increase the amount of the Commitment of any Lender hereunder without the consent of such Lender, or permit the Borrower to assign its rights under this Agreement.

          (d) Amend this SECTION 8.2.

          (e) Release any guaranty of the Obligations or, except as provided in the Pledge Agreement, release all or substantially all of the assets pledged thereunder.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under SECTION 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to SECTION 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

     9.2. GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. TAXES. Any stamp, documentary or similar taxes, assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4. HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in SECTION 10.13.

     9.6. SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, PROVIDED, HOWEVER, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of SECTIONS 9.7, 9.11 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.7. EXPENSES; INDEMNIFICATION. (a) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, actual or proposed amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

         (b) The Borrower hereby further agrees to indemnify the Agent, the Arranger and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder or the use or intended use of any Facility Letter of Credit, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this SECTION 9.7 shall survive the termination of this Agreement.

     9.8. NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9. ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. NONLIABILITY OF LENDERS. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.12. TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

          (a) The Borrower acknowledges that (i) services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries or affiliates of such Lender and
     (ii) information delivered to each Lender by the Borrower and its Subsidiaries may be provided to each such Subsidiary and Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of CLAUSE (b) below as if it were a Lender hereunder.

          (b) Each Lender and the Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement, PROVIDED that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent or any other Lender (or to First Chicago Capital Markets, Inc.), (v) in connection with any litigation to which any one or more of the Lenders or the Agent is a party, (vi) to a subsidiary or affiliate of such Lender as provided in CLAUSE (a) above, (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees with the respective Lender to keep such information confidential on substantially the terms set forth in this SECTION 9.12(b), (viii) to any other Person as may be reasonably required in the course of the enforcement of any Lender's rights or remedies hereunder or under any of such Lender's Note, or (ix) to any other creditor of the Borrower or any of its Subsidiaries at any time during the continuance of a Default; PROVIDED that in no event shall any Lender or the Agent be obligated or required to return any materials furnished by the Borrower.

     9.13. NONRELIANCE. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.

     9.14. DISCLOSURE. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from any conflict of interest arising from such investments, loans or relationships.

                                    ARTICLE X

                                    THE AGENT

     10.1. APPOINTMENT; NATURE OF RELATIONSHIP. The First National Bank of Chicago is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this ARTICLE X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 1-201 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2. POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4. NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in
ARTICLE IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     10.7. RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, PROVIDED that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to SECTION 3.5(g) shall, notwithstanding the provisions of this SECTION 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this SECTION 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

     10.10. RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.11. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent, which successor Agent, so long as no Default is continuing, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent, which successor Agent, so long as no Default is continuing, shall be reasonably acceptable to the Borrower. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000 and with a Lending Installation in the United States of America. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this ARTICLE X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this SECTION 10.12, then the term "Corporate Base Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

     10.13. AGENT'S FEE. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated as of February 23, 1999, or as otherwise agreed from time to time.

     10.14. DELEGATION TO AFFILIATES. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under ARTICLES IX and X.

     10.15. EXECUTION OF COLLATERAL DOCUMENTS. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Pledge Agreement and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Pledge Agreement(s).

     10.16. COLLATERAL RELEASES. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of SECTION 8.2, all of the Lenders) in writing. Without limiting the foregoing, the Agent is hereby authorized and directed by the Lenders to deliver releases of the Liens with respect to collateral sold in sales permitted by, and made in compliance with, the terms of SECTION 6.13 or sales which shall otherwise have been approved by the Required Lenders.

     10.17. DOCUMENTATION AGENT. Each of Fleet National Bank and First Union National Bank is hereby appointed Documentation Agent of the Lenders hereunder and under each Loan Document. Each of Fleet National Bank and First Union National Bank shall not have any duties, responsibilities or liabilities in its capacity as Documentation Agent.

     10.18. CO-AGENT. Deutsche Bank AG is hereby appointed Co-Agent of the Lenders hereunder and under each Loan Document. Deutsche Bank AG shall not have any duties, responsibilities or liabilities in its capacity as Co-Agent.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1. SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SECTION 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of Loans made by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Loans.

                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1. SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with SECTION 12.3. Notwithstanding CLAUSE (b) of the preceding sentence, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with SECTION 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

     12.2. PARTICIPATIONS.

          12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's interest in any Facility Letter of Credit Obligation, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in CLAUSES (a) through (e) of SECTION 8.2.

          12.2.3. BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
     SECTION 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in SECTION 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in SECTION 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with SECTION 11.2 as if each Participant were a Lender.

     12.3. ASSIGNMENTS.

          12.3.1. PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities, excluding the Borrower or an Affiliate thereof, ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of EXHIBIT C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless it is to a Lender or an Affiliate thereof or each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

          12.3.2. EFFECT; EFFECTIVE DATE. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to EXHIBIT C (a "Notice of Assignment"), together with any consents required by SECTION 12.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this SECTION 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.4. DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; PROVIDED that each Transferee and prospective Transferee agrees to be bound by SECTION 9.12 of this Agreement.

     12.5. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of SECTION 3.5(d).

                                  ARTICLE XIII

                                     NOTICES

     13.1. NOTICES. Except as otherwise permitted by SECTION 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this SECTION 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; PROVIDED that notices to the Agent under ARTICLE II shall not be effective until received.

     13.2. CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XV

          CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF

ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                       FOLKSAMERICA HOLDING COMPANY, INC.


                                       By:
                                          ------------------------------------

                                       Name:
                                            ----------------------------------

                                       Title:
                                             ---------------------------------

                                             One Liberty Plaza
                                             New York, New York 10006

                                       Attention:  Michael E. Tyburski
                                                   Executive Vice President &
                                                   Chief Financial Officer

                                       Telephone:  (212) 312-2503
                                       FAX:        (212) 346-0762

                                PRICING SCHEDULE

------------------------------------------------------------------------------
                       EURODOLLAR RATE APPLICABLE MARGIN*
                              (AS A PER ANNUM RATE)
------------------------------------------------------------------------------

LEVERAGE RATIO                               BEST'S RATING** KHI "A"    BEST'S RATING LESS THAN "A"
--------------                               -----------------------    ---------------------------
KHI 0.275 to 1.0                                      1.25%                       1.50%
KHI 0.20 to 1.0 but LESS THAN 0.275 to 1.0            1.00%                       1.25%
KHI 0.15 to 1.0 but LESS THAN 0.20 to 1.0             0.75%                       1.00%
LESS THAN 0.15 to 1.0                                 0.625%                      0.75%

* Beginning on the fourth anniversary of the Closing Date, and continuing through the Maturity Date, the Applicable Margins shown in the table above will increase by 0.50%.

** Means the rating of Folksamerica Reinsurance Company provided by A.M. Best & Co.

------------------------------------------------------------------------------
                                 COMMITMENT FEE
                              (AS A PER ANNUM RATE)
------------------------------------------------------------------------------

       LEVERAGE RATIO                              APPLICABLE FEE RATE
       --------------                              -------------------
       KHI 0.20 to 1.0                                     0.25%
       KHI 0.15 to 1.0 but LESS THAN 0.20 to 1.0           0.225%
       LESS THAN 0.15 to 1.0                               0.20%

                                DIVIDEND SCHEDULE

I. APPLIES AT ALL TIMES PRIOR TO TERMINATION OR EXPIRATION OF THE FUND CREDIT
AGREEMENT:


-----------------------------------------------------------------------------------------------------------------------------------
                                  No "default" has occurred and is continuing      A "default" has occurred and is continuing
                                  under the Fund Credit Agreement AND Fund         under the Fund Credit Agreement OR Fund
                                  owns directly or indirectly at least 80% of      owns directly or indirectly less than 80% of
                                  the fully-diluted common equity of the           the fully-diluted common equity of the
                                  Borrower.                                        Borrower.
-----------------------------------------------------------------------------------------------------------------------------------
Dividends, Repurchases or         The Borrower will be permitted in any            The Borrower will be permitted in any
other Capital Distributions       Fiscal Year to pay dividends, repurchase         Fiscal Year to pay dividends, repurchase
                                  stock or make other capital distributions        stock or make other capital distributions
                                  (excluding the FAE Amount) in an aggregate       (excluding the FAE Amount) in an aggregate
                                  amount equal to the lesser of:                   amount equal to the lesser of:
                                  (a) $8,000,000;                                  (a) $2,000,000;
                                  (b) Combined Statutory Net Income for all        (b) Combined Statutory Net Income for all
                                  First-Tier Significant Insurance Subsidiaries    First-Tier Significant Insurance Subsidiaries
                                  for the most recently completed Fiscal Year;     for the most recently completed Fiscal Year;
                                  and                                              and
                                  (c) an amount equal to the excess of (i) the     (c) an amount equal to the excess of (i) the
                                  sum of (x) Cash Flow (determined as of           sum of (x) Cash Flow (determined as of
                                  December 31 of the preceding Fiscal Year)        December 31 of the preceding Fiscal Year)
                                  PLUS (y) cash and cash equivalents of the        PLUS (y) cash and cash equivalents of the
                                  Borrower (determined as of December 31 of the    Borrower (determined as of December 31 of the
                                  preceding Fiscal Year), MINUS (ii) Fixed         preceding Fiscal Year), MINUS (ii) Fixed
                                  Charges (determined as of December 31 of the     Charges (determined as of December 31 of the
                                  preceding Fiscal Year) multiplied by 125%.       preceding Fiscal Year) multiplied by 125%.
-----------------------------------------------------------------------------------------------------------------------------------

II. APPLIES AT ALL OTHER TIMES:


-----------------------------------------------------------------------------------------------------------------------------------
                                  Fund is in compliance with each of the           Fund is not in compliance with each of the
                                  Guarantor Ratios AND Fund owns directly          Guarantor Ratios OR Fund owns directly
                                  or indirectly at least 80%of the fully-          or indirectly less than 80%of the fully-
                                  diluted common equity of the Borrower.           diluted common equity of the Borrower.
-----------------------------------------------------------------------------------------------------------------------------------
Dividends, Repurchases or         The Borrower will be permitted in any            The Borrower will be permitted in any
other Capital Distributions       Fiscal Year to pay dividends, repurchase         Fiscal Year to pay dividends, repurchase
                                  stock or make other capital distributions        stock or make other capital distributions
                                  (excluding the FAE Amount) in an aggregate       (excluding the FAE Amount) in an aggregate
                                  amount equal to the lesser of:                   amount equal to the lesser of:
                                  (a) $8,000,000;                                  (a) $2,000,000;
                                  (b) Combined Statutory Net Income for all        (b) Combined Statutory Net Income for all
                                  First-Tier Significant Insurance Subsidiaries    First-Tier Significant Insurance Subsidiaries
                                  for the most recently completed Fiscal Year;     for the most recently completed Fiscal Year;
                                  and                                              and
                                  (c) an amount equal to the excess of (i) the     (c) an amount equal to the excess of (i) the
                                  sum of (x) Cash Flow (determined as of           sum of (x) Cash Flow (determined as of
                                  December 31 of the preceding Fiscal Year)        December 31 of the preceding Fiscal Year)
                                  PLUS (y) cash and cash equivalents of the        PLUS (y) cash and cash equivalents of the
                                  Borrower (determined as of December 31 of        Borrower (determined as of December 31 of
                                  the preceding Fiscal Year), MINUS (ii) Fixed     the preceding Fiscal Year), MINUS (ii) Fixed
                                  Charges (determined as of December 31 of the     Charges (determined as of December 31 of the
                                  preceding Fiscal Year) multiplied by 125%.       preceding Fiscal Year) multiplied by 125%.
-----------------------------------------------------------------------------------------------------------------------------------

     For the purposes of this Dividend Schedule, the following terms have the following meanings:

     "FAE Amount" means a certain dividend, stock repurchase or other capital distribution by the Borrower in an aggregate amount not in excess of $30,000,000 to FAE on February 24, 1999, the total amount of which is used to repay all indebtedness, liabilities and obligations under and to terminate the White Mountains Credit Agreement.

     "Guarantor Ratios" shall mean:

     GUARANTOR MINIMUM NET WORTH The Guarantor shall at all times maintain a minimum Net Worth at least equal to (a) the sum of (i) $514,530,000, PLUS (ii) an amount equal to 90% of the cash and non-cash proceeds of any equity securities issued by Fund after September 30, 1998, MINUS (b) an amount equal to the lesser of (i) $30,000,000 or (ii) the aggregate amount expended by Fund after September 30, 1998 to repurchase its capital stock in compliance with the Fund Credit Agreement.

     GUARANTOR MAXIMUM LEVERAGE RATIO Fund shall at all times maintain a Leverage Ratio of not greater than 35%.

     "Statutory Net Income" means, with respect to any First-Tier Significant Insurance Subsidiary for any computation period, the net income earned by such First-Tier Significant Insurance Subsidiary during such period, as determined in accordance with SAP.